Exhibit 11

              	Computation of Primary Earnings Per Share


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Primary Earnings Per Share of Common Stock and Common Stock Equivalents


                                                                   Years Ended December 31,
                                                           -------------------------------------
                                                              1994         1995         1996
                                                           -----------  -----------  -----------
Net income applicable to common stock                      $ 3,173,491 	$ 2,641,822 	$   103,875
Add back dividends on the assumed conversion of Series A
   Preferred Stock                                              95,625	           -            -
                                                           -----------  -----------  -----------
Adjusted net income applicable to common stock            	$ 3,269,116 	$ 2,641,822 	$   103,875
                                                           ===========  ===========  ===========

Average number of common shares outstanding                  5,359,551    6,789,151 	  6,999,085
Add:
   Assumed conversion of Series A Preferred Stock        	   1,497,922            -            -
   Assumed conversion of Series B Preferred Stock                4,938	   1,777,777	   1,777,777
   Assumed exercise of dilutive stock options                2,060,530	   1,986,626	   1,763,865
                                                           -----------  -----------  -----------
Total common stock and common stock equivalent               8,922,941	  10,553,554  	10,540,729
                                                           ===========  ===========  ===========
Net income per share assuming dilution of common
   stock equivalents                                      	$      0.37 	$      0.25 	$      0.01
                                                           ===========  ===========  ===========

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